PRAXAIR, INC.

       PLAN FOR DETERMINING PERFORMANCE-BASED AWARDS UNDER SECTION 162(M)






                                         Adopted by the Board: February 21, 2001

                                        Approved by Shareholders: April 24, 2001

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        PRAXAIR, INC. PLAN FOR DETERMINING PERFORMANCE-BASED AWARDS UNDER
                                 SECTION 162(M)

     Section 1. Purpose. The purpose of the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m) (the "Plan") is to establish a process and criteria for administering and determining awards to be made to certain of Praxair, Inc.'s (the "Company") senior executives by the Company under the Company's long term incentive and variable compensation plans or otherwise so that such awards qualify as "performance-based compensation" within the meaning of IRS Code Section 162(m).

     Section 2. Eligible Employees. Any Executive Officer of the Company, as such term is defined for purposes of Section 16 of the Securities and Exchange Act of 1934, shall be eligible for designation as a Participant for Performance Awards determined under this Plan.

     Section 3. Definitions. The following terms utilized in this Plan shall have the following meanings:

     "Committee" shall mean the Compensation and Management Development Committee of the Board of Directors of the Company or any other Committee designated by the Board for the purpose of administering this Plan so long as each of the members comprising the Committee is an "outside director" within the meaning of Section 162(m).

     "Long Term Incentive Plan" shall mean any Praxair, Inc. long term incentive plan, or other long term incentive program adopted by the Board of Directors of the Company.

     "Participant" shall mean for a Performance Award related to a calendar year or Performance Period, each eligible employee who is designated as a Participant for such a year or period by the Committee in accordance with
     Section 9 herein.

     "Performance Award" shall mean either an Annual Performance Award (Section 5 herein) or payment pursuant to Long Term Performance Opportunities (Section 6 herein) or both as the context indicates.

     "Performance Measures" shall mean for a calendar year or Performance Period one or more of the business criteria set forth in Section 7 herein.

     "Performance Period" shall mean a period longer than one year over which performance is to be measured for purposes of Long Term Performance Opportunities in accordance with Section 6 herein.

     "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

     "Variable Compensation Plan" shall mean any Praxair, Inc. variable compensation plan, or other annual award program adopted by the Board of Directors of the Company.

     Section 4. Term. The Plan shall be effective as of January 1, 2002, and shall be applicable for all future fiscal years of the Company unless amended or terminated by the Committee pursuant to Section 12. Notwithstanding the foregoing, the material terms (as defined in Section 162(m)) of this Plan shall be subject to re-approval by the stockholders of the Company no later than the

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first meeting of stockholders to take place in 2006, if such approval is required by Section 162(m) at the time, and if such terms have not been earlier modified and submitted for stockholder approval.

     Section 5. Annual Performance Awards.

     5.1 For each calendar year, each Participant may be entitled to receive a payment ("Annual Performance Award") pursuant to a Variable Compensation Plan in an amount determined by the Committee as provided in this Plan. To the extent permitted by the Variable Compensation Plan, the payment of Annual Performance Awards may be made in cash, common stock or restricted stock of the Company, or a combination thereof.

     5.2 In no event shall any award amount determined by the Committee as provided in this Plan, when aggregated with all other awards made pursuant to the applicable Variable Compensation Plan in the calendar year, exceed any applicable calendar year or other applicable aggregate limit set forth in that Variable Compensation Plan.

     5.3 The maximum Annual Performance Award paid, in cash or stock, to a Participant for a calendar year may not exceed the lesser of: (i) three times
(3X) the annual rate of salary paid to the Participant as of the last day of the preceding calendar year; and (ii) the applicable per-participant limit, if any, set forth in the applicable Variable Compensation Plan.

     Section 6. Long Term Performance Opportunities.

     6.1 For any performance period designated by the Committee and having a duration longer than one year (a "Performance Period"), the Committee may establish the terms and conditions of award opportunities ("Long Term Performance Opportunities") entitling the Participant to receive payments pursuant to a Long Term Incentive Plan at the end of the Performance Period. The amount of such payments shall be determined according to the conditions of the Long Term Performance Opportunities established by the Committee as provided in this Plan. To the extent permitted by the applicable Long Term Incentive Plan, Long Term Performance Opportunities may consist of stock or other grants that are valued in whole or in part by reference to, or are otherwise based on, the market value of the common stock, restricted stock or other securities of the Company, and may be paid in common stock, restricted stock or other securities of the Company, cash or any other form of property as the Committee shall determine.

     6.2 A Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares received as Long Term Performance Opportunities prior to the date on which any applicable restriction or Performance Period established by the Committee lapses.

     6.3 In no event shall any award amount determined by the Committee as provided in this Plan, when aggregated with all other awards made pursuant to the applicable Long Term Incentive Plan in the calendar year, exceed any applicable calendar year or other applicable aggregate limit set forth in that Long Term Incentive Plan.

     6.4 The total aggregate payments, in cash or stock, made to a Participant for a Performance Period pursuant to Long Term Performance Opportunities for such period shall not exceed the lesser of: (i) $4,000,000 times the length of the Performance Period in years; and (ii) the applicable per-participant limit, if any, set forth in the applicable Long Term Incentive Plan.

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     6.5 The Committee shall have the discretion, at the time Performance Goals are established for a Long Term Performance Opportunity pursuant to Section 9 herein, to establish terms for payment on such Long Term Performance Opportunity in the event a Change-in-Control (as defined in the applicable Long Term Incentive Plan) occurs prior to the end of the applicable Performance Period; provided, however, that in no event shall any such payment be in excess of the maximums set forth in this Section 6.

     Section 7. Performance Measures.

     7.1 For any calendar year or Performance Period, the Committee may designate one or more of the business criteria ("Performance Measures") set forth in this Section 7 for use in determining the amount of a Performance Award for an individual in relation to such year or period; provided that such designation would not subject any Performance Award to the deduction limitations of Section 162(m). Performance Measures designated for any Participant in a calendar year or Performance Period may be different from those designated for other Participants in said year or period as the Committee may determine. To the extent applicable to any Performance Measure, the Committee may specify a Performance Measure in relation to total Company performance or in relation to the performance of identifiable business unit(s) of the Company.

     7.2 Net Income. "Net Income" shall mean net income before the after-tax effect of any special charge or gain or cumulative effect of a change in accounting as reported in a statement of income for a year or period.

     7.3 Operating Profit. "Operating Profit" shall mean operating profit before any special charges or gains as reported in a statement of income for a year or period.

     7.4 SG&A. "SG&A" shall mean selling, general and administrative ("SG&A") costs as reported in a statement of income for a year or period.

     7.5 Sales. "Sales" shall mean sales as reported in a statement of income for a year or period.

     7.6 Cash Flow. "Cash Flow" shall mean Net Income, plus depreciation and amortization, plus income less dividends for minority interests, plus or minus changes in working capital, minus dividends paid to Praxair shareholders.

     7.7 Return on Capital. "Return on Capital" shall mean NOPAT divided by average Capital for the year or period. "Capital" shall mean the sum of: (i) short term debt; (ii) long term debt; (iii) current portion of long term debt;
(iv) total minority interest; and (v) shareholders equity adjusted to reverse the effect of 1992 accounting changes (FAS106 and 112), all as reported in or determined from a balance sheet at the end of a year or period. " NOPAT" shall mean Operating Profit after tax plus equity income.

     7.8 Return on Equity. "Return On Equity" shall mean Net Income divided by average shareholders' equity for the year or period.

     7.9 Total Shareholder Return. "Total Shareholder Return" shall mean the percent increase over a year or period in the value of an investor's holdings in the Company's common stock assuming reinvestment of dividends.

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     7.10 Debt to Capital Ratio. "Debt to Capital Ratio" shall mean Debt divided by Capital. "Debt" shall mean the sum of short term debt, the current portion of long term debt, and long term debt, all as reported in or determined from a balance sheet at the end of a year or period.

     7.11 EVA. "EVA" shall mean economic value added calculated as NOPAT (less South American minority share) less the cost of average Capital (less South American minority capital) for the year or period.


     Section 8. Performance Goals.

     8.1 For each Performance Measure designated by the Committee, the Committee shall designate a specific, measurable target, schedule or threshold ("Performance Goal") against which actual performance is to be measured for purposes of determining the amount of any Performance Award; provided that any such designation would not subject any Performance Award to the deduction limitations of Section 162(m).

     8.2 A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; (7) percent of sales; and (8) per share of common stock outstanding.

     Section 9. Determination and Payment of Awards.

     9.1 No later than ninety (90) days after the commencement of a calendar year or Performance Period, the Committee shall designate or approve for the Performance Awards relating to such year or period: (i) the individuals who will be Participants, if any; (ii) the Performance Measures; (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Performance Award; (iv) the Performance Goals and payout matrix or formula for each Performance Measure; and (v) the target Performance Award for each Participant.

     9.2 Following the end of a calendar year or Performance Period, the Committee shall determine the Performance Award for each Participant by:

          (1) comparing actual performance for each measure against the payout matrix approved for such year or period,

          (2) multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and

          (3) summing the weighted payout percentages and multiplying their overall payout percentage by the Participant's target Performance Award.

     9.3 Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Performance Award for any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Performance Award.

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     9.4 As a condition to the right of a Participant to receive a Performance
Award, the Committee shall first certify, by resolution of the Committee, that the Performance Award has been determined in accordance with the provisions of this Plan.

     9.5 If, during a calendar year or Performance Period, a Participant terminates employment for any reason, the Committee, in its discretion, may provide that the Participant (or his or her beneficiary) receive, after the end of such year or period, all or any portion of the Performance Award related to such year or period to which the Participant would otherwise have been entitled.

     9.6 Performance Awards for a calendar year or Performance Period shall be determined as soon as practicable after such year or period and shall be paid no later than 75 days following such year or period unless deferred as provided in
Section 9.7 hereof.

     9.7 The Committee may in its discretion elect to defer payment of any Performance Award until such date before or after retirement as a Participant may request upon such terms and conditions as may be approved or established by the Committee in its sole judgment. Such terms may include the payment of interest or dividend equivalents on deferred amounts.

     9.8 The Company shall withhold from any Performance Award or payments determined under this Plan any amount of withholding taxes due in respect of a Performance Award, its deferral or payment. Such taxes shall be withheld or paid in the manner provided by the Variable Compensation Plan or Long Term Incentive Plan pursuant to which the award or payment is made.

     9.9 Participation in this Plan does not preclude Participants from participation in any other benefit or compensation plans or arrangements of the Company.

     Section 10. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

     Section 11. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

     Section 12. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Performance Award for which Performance Goals have been established but which has not yet been earned or paid: and provided further that such action will not cause a Performance Award to become subject to the deduction limitations contained in
Section 162(m).

     Section 13. No Assignment. The rights hereunder, including without limitation rights to receive a Performance Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of a Performance Award shall be payable only to such Participant. A Participant, however, may designate in writing at any time and from time to time one or more beneficiaries to receive, in the event of the Participant's death, the payment of any award

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determined pursuant to Section 9 herein or any deferred Performance Award;
provided that such designation is received by the Company prior to such death.

     Section 14. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

     Section 15. Stockholder Approval. This Plan shall be subject to approval by a vote of the stockholders of the Company at the 2001 Annual Meeting of Shareholders.

     Section 16. No Right to Employment. The designation of an employee as a Participant, the determination of the amount of any Performance Award, or the establishment of the terms of any Long Term Performance Opportunity shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary of the Company.

     Section 17. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

     Section 18. No Trust Neither the Plan nor any Performance Award nor any Long Term Performance Opportunity shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Performance Award or Long Term Performance Opportunity, such right shall be no greater than the right of any unsecured general creditor of the Company.

     Section 19. Section 162(m). It is the intention of the Company that all awards determined in accordance with this Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the "performance-based" compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the "performance-based" compensation exception contained in Section 162(m).


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